Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

HERTZ EQUIPMENT RENTAL CORPORATION

FIRST:  The name of the corporation is

HERTZ EQUIPMENT RENTAL CORPORATION

SECOND:  Its principal office in the State of Delaware is located at 229 South State Street, in the City of Dover, County of Kent. The name and address of its resident agent is The Prentice-Hall Corporation System, Inc., 229 South State Street, Dover, Delaware.

THIRD:  The nature of the business, or objects or purposes to be. transacted, promoted or carried on are:

To lease and rent personal property of all kinds and nature to the general public, and do all acts necessary to conduct said business.

Without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, encumber, sell, convey, assign, transfer or otherwise dispose of, trade, deal in and deal with real property and any and all interests therein, in any of the states, districts, territories or possessions of the United States, and in any and all foreign countries, colonies or other political entities, subject to the laws of such state, district, territory, possession, foreign country, colony or political entity.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or other-wise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government or by any state, territory, province, municipality or other political sub-division or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100), all without nominal or par value.

FIFTH:  The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

SIXTH:  The names and places of residence of the incorporators are as follows:

NAMES	RESIDENCES
R. G. Dickerson	Dover, Delaware

J. A. Kent	Dover, Delaware

Z. A. Pool, III	Dover, Delaware

SEVENTH:  The corporation is to have perpetual existence.

EIGHTH:  The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

NINTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the By-Laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation, or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

TENTH:  Meetings of stockholders may be held outside the State of Delaware, if the By-Laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Elections of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

ELEVENTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH:  The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any By-Law, agreement, vote of stockholders, or otherwise.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 6th day of July, 1965.

		/s/ R. G. Dickerson	(L..S.)

		/s/ J. A. Kent	(L..S.)

		/s/ Z. A. Pool, III	(L..S.)

STATE OF DELAWARE	)
	)	SS.:
COUNTY OF KENT	)

BE IT REMEMBERED that personally appeared before me, F. K. Tuller, a Notary Public in and for the County and State aforesaid, R. G. Dickerson, J. A. Kent, and Z. A. Pool, III, all the incorporators who signed the foregoing Certificate of Incorporation, known to me personally to be such, and I having made known to them and each of them the contents of said Certificate of Incorporation, they did severally ac-knowledge the same to be the act and deed of the signers, respectively, and that the facts therein stated are truly set forth.

GIVEN under my hand and seal of office this 6th day of July, A. D. 1965.

/s/ F. Kenneth Tuller
F. Kenneth Tuller
Notary Public